                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission
     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         QUINTILES TRANSNATIONAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

                                [Quintiles Logo]


                              4709 Creekstone Drive
                         Riverbirch Building, Suite 200
                        Durham, North Carolina 27703-8411

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 6, 1998

         You are cordially invited to attend the Annual Meeting of Shareholders of Quintiles Transnational Corp. (the "Company") which will be held on Wednesday, May 6, 1998, at 5:30 p.m., Eastern Daylight Savings Time, at the Marriott at Research Triangle Park, 4700 Guardian Dr., Durham, North Carolina 27703 for the following purposes:

         (1) To elect five nominees to serve as Class I directors with terms continuing until the Annual Meeting of Shareholders in 2001;

         (2) To elect two nominees to serve as Class III directors with terms continuing until the Annual Meeting of Shareholders in 2000;

         (3) To elect one nominee to serve as a Class II director with a term continuing until the Annual Meeting of Shareholders in 1999;

         (4) To ratify an increase in the number of shares reserved for issuance under the Company's Employee Stock Purchase Plan;

         (5) To ratify the appointment of Arthur Andersen LLP as independent auditors for the Company and its subsidiaries for the fiscal year ending December 31, 1998; and

         (6) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on March 9, 1998 are entitled to notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof.

         IT IS DESIRABLE THAT YOUR SHARES OF STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                     By Order of the Board of Directors

                                     Gregory D. Porter
                                     Executive Vice President,
                                     Chief Administrative and
                                     Legal Officer and Secretary

Durham, North Carolina
April 2, 1998

                          QUINTILES TRANSNATIONAL CORP.

                              4709 Creekstone Drive
                         Riverbirch Building, Suite 200
                        Durham, North Carolina 27703-8411

                                 PROXY STATEMENT


                               GENERAL INFORMATION

Proxy Solicitation

         This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about April 2, 1998, by the Board of Directors of Quintiles Transnational Corp. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Marriott at Research Triangle Park, 4700 Guardian Dr., Durham, North Carolina 27703 on May 6, 1998, at 5:30 p.m., Eastern Daylight Savings Time, and at all adjournments or postponements thereof. The Company will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. The Company has retained Corporate Investor Communications, Inc. to aid in the search of shareholders and delivery of proxy materials.

Purposes of Meeting

         The principal purposes of the meeting are to: (1) elect five Class I directors for a term of three years, two Class III directors for a term of two years and one Class II director for a term of one year; (2) ratify an increase in the number of shares reserved for issuance under the Company's Employee Stock Purchase Plan; (3) ratify the action of the Board of Directors pursuant to the recommendation of the Audit Committee in appointing Arthur Andersen LLP as independent auditors for the Company and its subsidiaries for the 1998 fiscal year; and (4) transact such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors knows of no other matters other than those stated above to be brought before the meeting.

Voting Rights

         If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying "Notice of Annual Meeting of Shareholders" and in such manner as the proxyholders named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (1) filing written notice of revocation with the Secretary of the Company which is actually received prior to the vote of shareholders, (2) filing a duly executed proxy bearing a later date with the Secretary of the Company before the vote of shareholders or (3) attending the Annual Meeting and voting in person.

         The Board of Directors has fixed the close of business on March 9, 1998 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on March 9, 1998, the Company had outstanding 75,009,087 shares of Common Stock. On all matters to come before the Annual Meeting, each holder of Common Stock will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share owned.

           SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Share Ownership of Management

         The following table sets forth certain information, as of February 28, 1998, regarding shares of Common Stock of the Company owned of record or known to the Company to be owned beneficially by each director and nominee for director, each executive officer named in the Summary Compensation Table on page 13 and all directors and executive officers as a group. Except as set forth in the footnotes, each of the shareholders identified in the table below has sole voting and investment power over the shares beneficially owned by such person, except to the extent such power may be shared with a spouse.

                                                                 Shares            Percent
                         Name                            Beneficially Owned(1)     of Class
                         ----                            ---------------------     --------
          Dennis B. Gillings, Ph.D. (2)                        6,506,983             8.7%
          Barrie S. Haigh (3)                                  6,849,986             9.1%
          Santo J. Costa (4)                                     172,346              *
          Rachel R. Selisker (5)                                 166,085              *
          Ludo J. Reynders, Ph.D. (6)                            217,246              *
          Lawrence S. Lewin (7)                                   78,720              *
          David F. White (8)                                     134,811              *
          Robert C. Bishop, Ph.D. (9)                             31,055              *
          Chester W. Douglass, Ph.D. (10)                        535,303              *
          Arthur M. Pappas (11)                                   67,503              *


          Vaughn D. Bryson (12)                              4,421         *
          Virginia V. Weldon, M.D. (13)                      1,061         *
          Eric J. Topol, M.D. (13)                           1,061         *
          E.G.F. Brown (13)                                  1,061         *

          All directors and executive officers as
          a group (15 persons) (14)                     14,806,807       19.6%

-------------------------

 *       Less than one percent

(1) Pursuant to the rules of the Securities and Exchange Commission, certain shares of the Company's Common Stock which a person has the right to acquire within 60 days of the date shown above pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Shares of the Company's Common Stock held by the Company's Employee Stock Ownership Plan ("ESOP") for the accounts of the shareholders listed are estimated as of February 28, 1998.

(2) Includes 87,609 shares subject to presently exercisable stock options and 155,134 shares held by the Company's ESOP for Dr. Gillings' account. Includes 6,604 shares owned by Dr. Gillings' daughter, 180,000 shares owned by the Gillings Family Limited Partnership, of which Dr. Gillings and his wife are the general partners, 197,418 shares owned by Dr. Gillings' wife and 952,400 shares owned by a Grantor Retained Annuity Trust under which Dr. Gillings is the beneficiary (the "GRAT"). Dr. Gillings disclaims beneficial ownership of all shares owned by his wife, all shares in the Gillings Family Limited Partnership and all shares in the GRAT, except to the extent of his interest therein.

(3)      Includes 524,370 shares held by Mr. Haigh's wife.

(4) Includes 147,208 shares subject to presently exercisable stock options and 3,288 shares held by the Company's ESOP for Mr. Costa's account.

(5) Includes 55,861 shares subject to presently exercisable stock options and 42,240 shares held by the Company's ESOP for Ms. Selisker's account.

(6) Includes 154,776 shares subject to presently exercisable stock options and 1,646 shares held by the Quintiles (UK) Limited Approved Profit Sharing Scheme for Dr. Reynders' account.

(7) Includes 77,734 shares subject to presently exercisable stock options and 874 shares held by the Company's ESOP for Mr. Lewin's account.

(8) Includes 2,578 shares subject to presently exercisable stock options. Includes 11,105 shares owned by Mr. White's wife and 23,942 shares owned by a Trust for which Mr. White and his wife are trustees.

(9)      Includes 25,555 shares subject to presently exercisable stock options.

(10) Includes 28,303 shares subject to presently exercisable stock options. Includes 117,000 shares owned by the Douglass Family Limited Partnership, of which Dr. Douglass is the sole general partner. Dr. Douglass disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his pecuniary interest therein.

(11) Includes 32,303 shares subject to presently exercisable stock options. Also includes 800 shares held by Mr. Pappas' son and 800 shares held by Mr. Pappas' daughter for which Mr. Pappas holds power of attorney.

(12)     Includes 4,421 shares subject to presently exercisable stock options.

(13)     Includes 1,061 shares subject to presently exercisable stock options.

(14) Includes 656,938 shares subject to presently exercisable stock options and 204,940 shares held by the Company's ESOP and Approved Profit Sharing Scheme for the accounts of individual executive officers.

Share Ownership of Certain Beneficial Owners

         The following table sets forth certain information regarding shares of Common Stock of the Company known to be beneficially owned by persons with more than five percent of the outstanding Common Stock (except as set forth in the table above relating to the Company's directors and executive officers) as of February 28, 1998.

                   Name and Address of                                      Shares                     Percent
                    Beneficial Owner                                 Beneficially Owned               of Class
                    ----------------                                 ------------------               --------

          Pilgrim Baxter & Associates, Ltd.                              4,423,924(1)                     6%
          825 Duportail Road
          Wayne, PA 19087

          Putnam Investments, Inc.                                       7,812,036(2)                    10%
          One Post Office Square
          Boston, MA  02109

          The Capital Group Companies, Inc.                              3,742,460(3)                     5%
          333 South Hope Street, 52nd Floor
          Los Angeles, CA  90071

-----------------------

(1) Based on an amended Schedule 13G filed by Pilgrim Baxter & Associates, Ltd. dated January 20, 1998.

(2) Based on an amended Schedule 13G filed by Putnam Investments, Inc. dated January 26, 1998. Shares reported as beneficially owned by Putnam Investments, Inc. and Marsh & McLennan Companies Inc., its parent holding company, consist of securities beneficially owned by subsidiaries of Putnam Investments, Inc. that are registered investment advisers, Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., which in turn include securities beneficially owned by clients of such investment advisers. Putnam Investment Management, Inc. beneficially owns 5,955,936 shares over which it has shared dispositive power. The Putnam Advisory Company, Inc. beneficially owns 1,856,100 shares over which it has shared dispositive power and 1,166,700 shares over which it also has shared voting power. Putnam Investments Inc. and Marsh & McLennan Companies Inc. disclaim beneficial ownership of all such shares.

(3) Based on a Schedule 13G filed by The Capital Group Companies, Inc. dated February 11, 1998. The Capital Group Companies, Inc. is the parent holding company for a group of investment management companies that hold investment power and, in some cases, voting power over the shares reported as beneficially owned by The Capital Group Companies, Inc. The Capital Group Companies, Inc. does not have investment power or voting power over any of the shares. Includes 463,060 shares issuable upon conversion of $19,159,000 principal amount of the Company's 4.25% Convertible Subordinated Notes, due May 31, 2000.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         The Company's Board of Directors is divided into three classes, as nearly equal in number as possible. Each year the shareholders will elect the members of one of the three classes to a three year term of office. In accordance with the Company's Bylaws, during 1997 the Board of Directors elected Virginia V. Weldon, Eric J. Topol, David F. White and E.G.F. Brown to fill vacancies created by the resignations of Barrie S. Haigh, John G. Fryer, Richard
H. Thompson and Paul Knott as of August 11, November 13, October 31 and December 31, 1997, respectively.

         The term of office of the Class I directors expires at the Annual Meeting; the term of office of the Class II directors expires at the 1999 Annual Meeting of Shareholders; and the term of office of the Class III directors expires at the 2000 Annual Meeting of Shareholders, or in any event at such time as their respective successors are duly elected and qualified or their earlier resignation, death or removal from office. Pursuant to the Company's Bylaws, the term of office of directors who were elected by the Board to fill a vacancy expires at the next meeting of shareholders at which directors are elected. Consequently, the terms of office of Dr. Weldon, Dr. Topol, Mr. White and Mr. Brown expire at the Annual Meeting, and they are being nominated for election.

         The following table lists the directors of the Company and the classes in which they serve as of the date of this Proxy Statement:

        Class I                               Class II                                 Class III
  (Term Expiring 1998)                  (Term Expiring 1999)                      (Term Expiring 2000)

Robert C. Bishop, Ph.D.                 Vaughn D. Bryson                       Dennis B. Gillings, Ph.D.
Santo J. Costa                          Lawrence S. Lewin                      Chester W. Douglass, Ph.D.
Arthur M. Pappas                        Rachel R. Selisker                     David F. White
Ludo J. Reynders, Ph.D.                 Eric J. Topol, M.D.                    Virginia V. Weldon, M.D.
E.G.F. Brown

         The Board of Directors has approved the nomination of the Class I directors indicated above for election at the Annual Meeting to serve until the Annual Meeting of Shareholders in the year 2001 (or until such time as their respective successors are elected and qualified or their earlier resignation, death or removal from office). The Board of Directors has also approved the nomination of Dr. Topol to serve as a Class II director and Mr. White and Dr. Weldon to serve as Class III directors. If elected, Dr. Topol will serve until the Annual Meeting of Shareholders in 1999, and Mr. White and Dr. Weldon will serve until the Annual Meeting of Shareholders in 2000, or until such time as their successors are elected and qualified or their earlier resignation, death or removal from office.

         The Board of Directors has no reason to believe that the persons named above as nominees for directors will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, the proxy may be voted with discretionary authority for a substitute or substitutes as shall be designated by the Board of Directors.

         Pursuant to North Carolina law, the five candidates who receive the highest number of votes as Class I directors will be elected as Class I directors of the Company; the candidate receiving the highest number of votes as a Class II director will be elected as a Class II director of the Company; and the two candidates receiving the highest number of votes as Class III directors will be elected as Class III directors of the Company. Abstentions and shares held in street name that are not voted in the election of directors will not be included in determining which nominees received the highest number of votes.

The Board of Directors recommends that shareholders vote FOR the election of these nominees.

         Set forth below are the names and other information pertaining to the Board's nominees and other directors whose terms of office will continue after the Annual Meeting:

                                                                                                              First Year
                                                                                                                Elected
             Name                                   Position With Company                            Age       Director
             ----                                   ---------------------                            ---       --------

Class I

Robert C. Bishop, Ph.D. (1)(3)(5)         Director                                                    55         1994

Santo J. Costa (5)                        President, Chief Operating Officer and Director             52         1994

Arthur M. Pappas (1)(2)(5)                Director                                                    50         1994

Ludo J. Reynders, Ph.D. (4)               Chief Executive Officer, Quintiles CRO, and Director        44         1995

E.G.F. Brown (2)(7)                       Director                                                    53         1998


Class II

Vaughn D. Bryson (1)(2)(6)                Director                                                    59         1997

Lawrence S. Lewin (7)                     Chief Executive Officer, The Lewin Group, and Director      59         1996

Rachel R. Selisker (7)                    Chief Financial Officer, Executive Vice President           42         1995
                                          Finance and Director

Eric J. Topol, M.D. (4)(6)                Director                                                    43         1997


Class III

Dennis B. Gillings, Ph.D. (1)             Chairman of  the Board of Directors and Chief               53         1982
                                          Executive Officer

Chester W. Douglass, Ph.D. (1)(3)(4)      Director                                                    57         1983

David F. White(6)                         Chief Executive Officer, Innovex Limited and Director       54         1997

Virginia V. Weldon, M.D. (3)(7)           Director                                                    62         1997

---------------------------

(1)      Member of Executive Committee

(2)      Member of Audit Committee

(3)      Member of Compensation Committee

(4)      Member of Quality Committee

(5)      Member of Nominations Committee

(6)      Member of Policy Committee

(7)      Member of Human Resources Committee

         Robert C. Bishop, Ph.D. has served as a director since April 1994. Since May 1992, Dr. Bishop has served as President, Chief Executive Officer and director of AutoImmune, Inc., a biotechnology company. From February 1991 to April 1992, Dr. Bishop served as President of Allergan Therapeutics Group, a division of Allergan, Inc., an eye and skin care company. From August 1989 to February 1991, Dr. Bishop served as President of Allergan Pharmaceuticals, a division of Allergan, Inc. Dr. Bishop serves as a director of Millipore Corporation. Dr. Bishop received an M.B.A. from the University of Miami and a Ph.D. in Biochemistry from the University of Southern California.

         Santo J. Costa became President and Chief Operating Officer of the Company on April 1, 1994 and has been a director since April 1994. From July 1, 1993 to March 31, 1994, Mr. Costa directed the affairs of his own consulting firm, Santo J. Costa & Associates, which focused on pharmaceutical and biotechnology companies. Prior to June 30, 1993, Mr. Costa served seven years at Glaxo, Inc., a pharmaceutical company, as Senior Vice President Administration and General Counsel and a member of the Board of Directors. Mr. Costa serves as a director of NPS Pharmaceuticals Inc. Mr. Costa received a law degree from St. John's University.

         Arthur M. Pappas has served as a director since September 1994. Mr. Pappas is Chairman and Chief Executive Officer of A.M. Pappas & Associates, LLC, an international management and consulting services company and investor in the high technology and life science industries. Mr. Pappas previously served as a director on the Board of Glaxo Holdings plc with executive and Board responsibilities for operations in Asia Pacific, Latin America and Canada. Mr. Pappas also serves as a director of GeneMedicine, Inc., Embrex, Inc. and KeraVision, Inc. Mr. Pappas' 26 years of experience in the healthcare industry also includes positions with Merrell Dow Pharmaceuticals and Abbott Laboratories International, Inc. Mr. Pappas received an M.B.A. in Finance from Xavier University.

         Ludo J. Reynders, Ph.D. serves as Chief Executive Officer of Quintiles CRO. He has managed European clinical operations since joining the Company in 1988. Dr. Reynders has served as a director of the Company since January 1995. Prior to joining the Company, Dr. Reynders managed the biostatistics and data management department of the Bristol-Myers Co. Pharmaceutical Research and Development Division, located in Brussels, Belgium. Dr. Reynders also serves as a director of Oxford Asymmetry International plc. Dr. Reynders received an M.S. and Ph.D. in Applied Sciences from the University of Louvain, Louvain, Belgium.

         E.G.F. Brown has served as a director of the Company since January 1998. Mr. Brown is an Executive Director of Transport Development Group PLC ("TDG"), a European logistics company, and a director of Datrontech PLC, a distributor of personal computer components. Prior to joining TDG in 1996, Mr. Brown served as Operations Director for NFC PLC, a supply chain logistics company. Mr. Brown was educated at Exeter and Reading Universities and the London Business School.

         Vaughn D. Bryson has served as a director since March 1997. Mr. Bryson is President of Life Science Advisors, LLC, a consulting firm focused on assisting biopharmaceutical and medical device firms in building shareholder value. Mr. Bryson was a 32 year employee of Eli Lilly & Co. ("Lilly"), where he served as President and Chief Executive Officer from 1991 until his retirement in June 1993; he was Executive Vice President from 1986 until 1991. He served as a director of Lilly from 1984 until his retirement in 1993. From April 1994 to December 1996, Mr. Bryson served as Vice Chairman of Vector Securities International, Inc., an investment banking firm. Mr. Bryson is a director of Ariad Pharmaceuticals, Inc., Chiron Corporation, Fusion Medical Technologies, Inc., and Perclose, Inc. Mr. Bryson completed the Sloan Program at the Stanford University Graduate School of Business.

         Lawrence S. Lewin has served as the Chief Executive Officer of The Lewin Group, Inc., a subsidiary of the Company, since May 1996. Mr. Lewin has been a director of the Company since June 1996. Between November 1992 and May 1996, Mr. Lewin served as the Chairman and Chief Executive Officer of Lewin-VHI, Inc., a healthcare consulting firm specializing in performing economic analyses, product profiles, and strategic development for healthcare reform and medical reimbursement and the establishment of medical guidelines. Mr. Lewin serves as a director of Apache Medical Systems, Inc. and as a member of the advisory boards of the Hambrecht & Quist Healthcare Investors Fund and the Hambrecht & Quist Life Sciences Fund. Mr. Lewin received an M.B.A. from Harvard Business School.

         Rachel R. Selisker, a certified public accountant, serves as Executive Vice President Finance and Chief Financial Officer for the Company and has been the Company's principal financial officer since 1987. Ms. Selisker has served as a director of the Company since November 1995. From 1981 to 1987, Ms. Selisker was with the accounting firm of Oppenheim, Appel, Dixon & Co. in Raleigh, North Carolina. Ms. Selisker serves on the Advisory Board for the Accounting Curriculum at Wake Technical Community College.

         Eric J. Topol, M.D. has served as a director since November 1997.
Dr. Topol is the Chairman of the Department of Cardiology and co-director of the Heart Center at The Cleveland Clinic Foundation. He has served as Study Chairman for clinical trials of well over 100,000 patients over the past decade. Previously, Dr. Topol was a faculty member of the University of Michigan from 1985 until 1991 before moving to his current post. He has authored more than 500 publications in leading peer-review medical journals and is the editor of more than 10 books. Dr. Topol has been elected to the American Society of Clinical Investigation and the American Association of Physicians. He previously served as a director for Rhone Poulenc Rorer. Dr. Topol received his M.D. at the University of Rochester and completed post-doctoral training at the University of California, San Francisco and the Johns Hopkins Medical Center.

         Dennis B. Gillings, Ph.D. founded the Company in 1982 and has served as Chief Executive Officer and Chairman of the Board of Directors since its inception. From 1972 to 1988, Dr. Gillings served as a professor in the Department of Biostatistics at the University of North Carolina at Chapel Hill. During his tenure as a professor, he was active in statistical consulting for the pharmaceutical industry. Dr. Gillings currently serves on the Board of Directors of the University of North Carolina School of Public Health Foundation. Dr. Gillings has been published widely in scientific and medical journals. Dr. Gillings has been nominated for election as a director of Triangle Pharmaceuticals, Inc. Dr. Gillings received a Diploma in

Mathematical Statistics from the University of Cambridge and a Ph.D. in Mathematics from the University of Exeter.

         Chester W. Douglass, Ph.D. has served as a director of the Company since 1983. Dr. Douglass is Professor and Chairman of the Department of Oral Health Policy and Epidemiology, Harvard University School of Dental Medicine and Professor, Department of Epidemiology, Harvard University School of Public Health. Dr. Douglass has served 30 years in various academic appointments at Temple University, the University of North Carolina at Chapel Hill and Harvard University. Dr. Douglass received a D.M.D. from the Temple University School of Dentistry, M.P.H. from the University of Michigan School of Public Health and a Ph.D. from the University of Michigan Rackham School of Graduate Studies.

         Virginia V. Weldon, M.D. has served as a director of the Company since November, 1997. Dr. Weldon served as Senior Vice President, Public Policy, Monsanto Company from October 1993 until her retirement in March, 1998. Previously, she was Professor of Pediatrics, Vice Chancellor for Medical Affairs and Vice President of the Medical Center at Washington University in St. Louis. Dr. Weldon has received recognition from numerous medical, scientific, and educational organizations, among them the Association of American Medical Colleges, of which she served as Chairman. In 1994, Dr. Weldon was one of 18 individuals appointed to the President's Committee of Advisors on Science and Technology. More recently, she became a member of the California Institute of Technology Board of Trustees. Dr. Weldon received her medical degree from the State University of New York at Buffalo. She also completed post-doctoral studies at the Johns Hopkins University.

         David F. White serves as the Chief Executive Officer of Innovex Limited. Mr. White has served as a director of the Company since November 1997. Mr. White joined Innovex Limited as Group Chief Executive Officer in September 1994 from ICI plc, where he had a broad career principally in the international pharmaceutical business. After successive appointments as Managing Director of Stuart Pharmaceuticals from June 1984 to October 1985 and General Manager, ICI Pharmaceuticals (U.K.) from November 1985 to December 1988, he was promoted to lead the global plastics and acrylics businesses, culminating in an assignment to steer the integration of Dupont Acrylics into ICI Acrylics.

Board of Directors Meetings and Committees

         The Board of Directors met 10 times during 1997. The Board has an Executive Committee, Audit Committee, Compensation Committee, Quality Committee, Nominations Committee, Policy Committee and Human Resources Committee. The Executive Committee has the authority to exercise all powers of the Board of Directors during intervals between meetings of the Board. The Executive Committee did not meet during 1997. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee also recommends to the Board the appointment of independent auditors. The Audit Committee met four times during 1997. The Compensation Committee is responsible for the approval of compensation arrangements for officers of the Company and the review of the Company's compensation plans and policies. The Compensation

Committee met six times during 1997. The Quality Committee oversees the reporting of serious adverse events for the Company's studies and establishes policies regarding scientific integrity and quality assurance. During 1997, the Quality Committee met four times. The Nominations Committee nominates individuals to serve on the Board of Directors for shareholder approval or, in the case of filling a vacancy, for Board approval. The Nominations Committee met three times during 1997. The Policy Committee is responsible for reviewing conflicts of interest arising from the provision of services to a wide variety of clients and overseeing the conflicts resolution process. The Policy Committee met three times during 1997. The Human Resources Committee oversees strategic global human resources issues. During 1997, the Human Resources Committee met three times.

         The Company's Bylaws provide procedures for the nomination of directors. The Bylaws provide that nominations for the election of directors may only be made by the Board of Directors or a designated committee thereof, or by any shareholder entitled to vote generally in elections of directors if the shareholder follows certain procedures. Any shareholder of record entitled to vote generally in the elections of directors may nominate one or more persons for election as directors at a meeting of shareholders only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or certified mail, postage prepaid, to the Secretary of the Company (i) with respect to an election to be held at an annual meeting of shareholders, not more than ninety (90) days nor less than fifty (50) days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders called for the purpose of the election of directors, not later than the close of business on the tenth business day following the date on which notice of such meeting is first given to shareholders. Each such notice of a shareholder's intent to nominate a director must set forth certain information as specified in the Company's Bylaws.

         Each director, other than Dr. Fryer and Mr. Lewin, attended 75% or more of the aggregate of the Board meetings (held during the period for which the director was in office) and Committee meetings of the Board of which the director was a member.

Director Compensation

         Each non-officer director receives annually a grant of stock options valued at $100,000 with the number of options determined in accordance with the Black-Scholes method, provided that a reduction in the shares subject to the option shall be made for each regular quarterly Board meeting and each scheduled Board meeting by teleconference which the director fails to attend. In addition, each non-officer director receives $3,000 quarterly for attendance at each regular quarterly Board meeting, plus an annual retainer of $2,000, which shall be reduced by $250 for a failure to attend each scheduled Board meeting by teleconference held during the year. The Company reimburses each director for out-of-pocket expenses incurred in connection with the rendering of services as a director. Certain other financial relationships with directors are described in "Certain Transactions."

                             EXECUTIVE COMPENSATION

         The following tables show annual and long-term compensation paid or accrued by the Company for services rendered for the fiscal years indicated by the Company's Chief Executive Officer and the next four most highly compensated executive officers (the "named executive officers") whose total salary and bonus exceeded $100,000 individually during the year ended December 31, 1997.

                           Summary Compensation Table

                                            Annual Compensation                              Long Term Compensation
                              -----------------------------------------------------     ------------------------------
                                                                                           No. of
                                                                                         Securities
          Name and                                                     Other Annual      Underlying         All Other
     Principal Position       Year            Salary        Bonus      Compensation       Options         Compensation
     ------------------       ----         -----------   -----------   ------------      ----------       ------------

Dennis B. Gillings.......     1997         $447,400(1)   $      ---      $   ---           24,013(2)    $   209,381(3)
    Chairman of the Board     1996          442,022             ---             (4)        23,340(5)        107,578(6)
    of Directors and Chief    1995          432,124           9,200(7)     5,230(8)        28,704(9)        110,548(10)
    Executive Officer


Santo J. Costa...........     1997         $425,000      $      ---      $43,981(11)      119,338(12)   $ 2,317,260(13)
    President and Chief       1996          356,250             ---             (4)        17,746(14)       703,680(15)
    Operating Officer         1995          300,000           5,800(7)          (4)        20,620(16)        19,871(17)

Lawrence S. Lewin........     1997         $303,188      $      ---      $      (4)        14,011(18)   $     2,250(19)
    Chief Executive           1996(20)      179,224         108,300             (4)       114,334            29,535(21)
    Officer,
    The Lewin Group

Ludo J. Reynders.........     1997         $301,415      $      ---      $      (4)        64,477(22)   $       ---
    Chief Executive           1996          242,079             ---             (4)        12,696(23)        13,648(24)
    Officer, Quintiles CRO    1995          216,608           1,406          ---           12,460(25)         8,241(26)

David F. White...........     1997         $253,061      $   52,623      $      (4)        22,427       $    24,041(27)
    Chief Executive           1996(28)      200,535          58,880             (4)       111,134               ---
    Officer, Innovex Limited

Barrie S. Haigh..........     1997         $443,831      $      ---      $      (4)           ---       $       ---
    Former Vice Chairman of   1996(29)      390,450          69,000             (4)           ---            14,871(30)
    the Board of Directors
    and Chief Customer
    Officer

-------------------

(1) Includes $55,925 deferred during 1997 pursuant to the Company's Deferred Compensation Plan.

(2) Includes 7,042 shares subject to options granted pursuant to the 1997 bonus.

(3) Includes contributions to the Company's 401(k) Plan on behalf of Dr. Gillings in the amount of $2,237 and the present value of the benefit to Dr. Gillings of the premiums paid by the Company under a split-dollar life insurance arrangement in the amount of $207,144 (see "Employment Agreements" below for a description of this arrangement).

(4) Perquisites and other personal benefits received did not exceed the lesser of $50,000 or 10% of salary and bonus compensation for the named executive officer.

(5) Includes 5,840 shares subject to options granted pursuant to the 1996 bonus.

(6) Includes contributions to the Company's 401(k) Plan on behalf of Dr. Gillings in the amount of $2,210, the value of contributions made to the Company's ESOP on Dr.

         Gillings' behalf in the amount of $20,736, the present value of the benefit to Dr. Gillings of the premiums paid by the Company under a split-dollar life insurance arrangement in the amount of $79,644 (see "Employment Agreements" below for a description of this arrangement), and other life insurance premiums paid by the Company in the amount of $4,988.

(7) In 1995, the Company awarded a bonus to executive officers of stock options and cash. The amount set forth above represents the cash element of the bonus. See "Long Term Compensation - No. of Securities Underlying Options" in the above "Summary Compensation Table" for the stock option portion of the 1995 bonus.

(8) Amount represents the value of taxes paid by the Company on behalf of Dr. Gillings. Perquisites and other personal benefits received did not exceed the lesser of $50,000 or 10% of salary and bonus compensation.

(9) Includes 16,704 shares subject to options granted pursuant to the 1995 bonus.

(10) Includes $86,869 which represents the cash value of a whole life insurance policy transferred to Dr. Gillings in accordance with the terms of his employment agreement. Dr. Gillings will be responsible for future premium payments under this policy. Includes $4,781 which represents the value of life insurance premiums paid during 1995. Also includes $899 contributed by the Company to the Company's 401(k) Plan on behalf of Dr. Gillings and the value of contributions made to the Company's ESOP on behalf of Dr. Gillings in the amount of $17,999.

(11) Amount represents the value of financial planning and legal costs paid by the Company on behalf of Mr. Costa.

(12) Includes 5,549 shares subject to options granted pursuant to the 1997 bonus.

(13) Amount represents the appreciation of incentive stock options exercised and shares sold.

(14) Includes 3,996 shares subject to options granted pursuant to the 1996 bonus.

(15) Includes $679,488, representing the appreciation of incentive stock options exercised and shares sold and $20,736 representing the value of contributions made to the Company's ESOP on behalf of Mr. Costa. Also includes $3,456 representing the value of life insurance premiums paid during 1996.

(16) Includes 10,620 shares subject to options granted pursuant to the 1995 bonus.

(17) Includes $1,872, representing the value of life insurance premiums paid during 1995. Also includes the value of contributions made to the Company's ESOP on behalf of Mr. Costa in the amount of $17,999.

(18) Includes 4,465 shares subject to options granted pursuant to the 1997 bonus.

(19) Amount represents the contributions to the Company's 401(k) Plan on behalf of Mr. Lewin.

(20)     Mr. Lewin became an executive officer of the Company in 1996.

(21) Includes $4,299 for life insurance premiums paid during 1996 and $4,500 contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Lewin. Also includes $20,736, representing the value of contributions made to the Company's ESOP on behalf of Mr. Lewin.

(22) Includes 2,810 shares subject to options granted pursuant to the 1997 bonus.

(23) Includes 2,696 shares subject to options granted pursuant to the 1996 bonus.

(24) Amount represents the value of contributions to the Quintiles (UK) Limited Approved Profit Sharing Scheme on behalf of Dr. Reynders.

(25) Includes 7,060 shares subject to options granted pursuant to the 1995 bonus.

(26) Amount represents the value of contributions made to the Quintiles (UK) Limited Approved Profit Sharing Scheme on behalf of Dr. Reynders.

(27) Amount represents the value of contributions to the Innovex Personal Pension Plan on behalf of Mr. White.

(28) Mr. White became an executive officer of the Company following the Company's business combination with Innovex in November 1996. With respect to Mr. White, this table includes ordinary compensation paid by Innovex in 1996.

(29) Mr. Haigh is the former Executive Chairman of Innovex. Innovex became a wholly-owned subsidiary of the Company in November 1996 as a result of a business combination. With respect to Mr. Haigh, this table includes ordinary compensation paid by Innovex during 1996, but excludes certain non-recurring compensation paid by Innovex in connection with its reorganization in April 1996.

(30)     Includes $14,871 for life insurance premiums paid during 1996.

                        Option Grants In Last Fiscal Year

         The following table reflects the stock options granted during the past fiscal year to the named executive officers pursuant to the Company's Equity Compensation Plan and the Nonqualified Stock Option Plan. No stock appreciation rights were granted to the named executive officers during 1997. Mr. Haigh is omitted from the following table since he was not granted options under the Company's Equity Compensation Plan in 1997.

                                                                                          Potential Realizable Value
                                                                                            at Assumed Annual Rates
                                                                                                of Stock Price
                                                                                            Appreciation for Option
                                                Individual Grants                                  Term (1)
                      -----------------------------------------------------------------   --------------------------
                          Number of      Percent of
                          Securities    Total Options
                         Underlying      Granted to      Exercise or
                           Options      Employees in      Base Price       Expiration
        Name               Granted     Fiscal Year (2)  Per Share ($)          Date          5% ($)        10% ($)
        ----          --------------------------------  -------------     --------------------------    ----------

Dennis B. Gillings     6,515      (3)             0.3%           38.25       12/31/07        156,720       397,159
                      10,456      (5)             0.5%           38.25       12/31/07        251,521       637,405
                       7,042      (4)             0.3%           38.25       12/31/07        169,397       429,285

Santo J. Costa       100,000      (6)             4.5%           38.00         2/6/07      2,389,800     6,056,221
                      10,943      (3)             0.5%           38.25       12/31/07        263,236       667,092
                       5,549      (4)             0.2%           38.25       12/31/07        133,482       338,271
                       2,846      (7)             0.1%           38.25       12/31/07         68,461       173,494

Lawrence S. Lewin      3,818      (3)             0.2%           38.25       12/31/07         91,843       232,748
                       4,465      (4)             0.2%           38.25       12/31/07        107,407       272,189
                       3,633      (8)             0.2%           38.25       12/31/07         87,393       221,470
                       2,095      (9)             0.1%           38.25       12/31/07         50,396       127,713

Ludo J. Reynders      50,000      (6)             2.2%           38.00         2/6/07      1,194,900     3,028,111
                      11,667      (3)             0.5%           38.25       12/31/07        280,652       711,228
                       2,810      (4)             0.1%           38.25       12/31/07         67,595       171,299

David F. White        10,312     (10)             0.5%           33.13         1/1/07        214,821       544,399
                         448     (11)             0.0%           36.25         8/1/01          3,118         6,648
                      11,667      (3)             0.5%           38.25       12/31/07        280,652       711,228

--------------

(1) Potential realizable value of each grant is calculated assuming that market price of the underlying security appreciates at annualized rates of 5% and 10%, respectively, over the term of the grant. The assumed annual rates of appreciation of 5% and 10% would result in the price of the Common Stock increasing to $43.21 and $51.09 per share, respectively, for the options expiring August 1, 2001, $53.96 and $85.92 per share, respectively, for the options expiring January 1, 2007, $61.90 and $98.56 per share, respectively, for options expiring February 6, 2007, and $62.31 and $99.21 per share, respectively, for the options expiring December 31, 2007.

(2) Options to purchase an aggregate of 2,234,387 shares were granted to employees during 1997.

(3) Nonqualified options granted December 31, 1997, expiring December 31, 2007, or if sooner, three months after termination of employment, unless employment is terminated because of death, retirement or disability, in which case the options may be exercised until the first anniversary following termination. Shares subject to the options granted vest over the next four years, with 25% of such shares vesting on December 31 of each year, beginning December 31, 1998.

(4) Nonqualified options granted December 31, 1997, expiring December 31, 2007, or if sooner, three months after termination of employment, unless employment is terminated because of death, retirement or disability, in which case the options may be exercised until the first anniversary following termination. Shares subject to the options granted vested on March 31, 1998.

(5) Incentive stock options granted December 31, 1997, expiring December 31, 2007, or if sooner, three months after termination of employment, unless employment is terminated because of death or disability, in which case the options may be exercised until the first anniversary following termination. Shares subject to the options granted vest over the next four years, with 25% of such shares vesting on December 31 of each year, beginning December 31, 1998.

(6) Nonqualified options granted February 6, 1997, expiring February 6, 2007, or if sooner, three months after termination of employment, unless employment is terminated because of death, retirement or disability, in which case the options may be exercised until the first anniversary following termination. Shares subject to the options granted vested on April 15, 1997.

(7) Incentive stock options granted December 31, 1997, expiring December 31, 2007, or if sooner, three months after termination of employment, unless employment is terminated because of death or disability, in which case the options may be exercised until the first anniversary following termination. Number of options granted to extent of annual $100,000 cap; options in excess of the cap granted as nonqualified options. Shares subject to the options granted vest over two years, with 8% and 92% of such shares vesting on December 31, 2000 and 2001, respectively.

(8) Incentive stock options granted December 31, 1997, expiring December 31, 2007, or if sooner, three months after termination of employment, unless employment is terminated because of death or disability, in which case the options may be exercised until the first anniversary following termination. Number of options granted to extent of annual $100,000 cap; options in excess of the cap granted as nonqualified options. Shares subject to the options granted vest over four years, with 1%, 21%, 39% and 39% of such shares vesting on December 31, 1998, 1999, 2000 and 2001, respectively.

(9) Nonqualified stock options granted December 31, 1997, expiring December 31, 2007, or if sooner, three months after termination of employment, unless employment is terminated because of death, retirement or disability, in which case the options may be exercised until the first anniversary following termination. Options granted represent nonqualified options granted in conjunction with incentive options granted to the extent of the $100,000 cap. Shares subject to the options granted vest over two years, with 68% and 32% of such shares vesting on December 31, 1998 and 1999, respectively.

(10) Nonqualified stock options granted January 1, 1997, expiring January 1, 2007, or if sooner, three months after termination of employment, unless employment is terminated because of death, retirement or disability, in which case the options may be exercised until the first anniversary following termination. Shares subject to the options granted vest over four years, with 25% of such shares vesting on January 1 of each year, beginning January 1, 1998.

(11) Nonqualified stock options granted December 22, 1997, expiring August 1, 2001, or if sooner, six months after the options become exercisable due to disability, redundancy or retirement or the first anniversary following termination due to death. Shares subject to the options granted vest on February 1, 2001.

                 Aggregated Option Exercises In Last Fiscal Year
                        and Fiscal Year End Option Values

         The following table provides information about the stock options held by the named executive officers on December 31, 1997. Mr. Haigh is omitted from the following table since he neither held nor exercised stock options granted by the Company.


                                                            Number of Securities         Value of Unexercised In-the
                      Shares Acquired        Value         Underlying Unexercised                Money Options
        Name            on Exercise (#)   Realized ($)          Options at FY-End                at FY-End (1)
        ----          -----------------   ------------   ---------------------------   --------------------------------

                                                         Exercisable    Unexercisable   Exercisable ($)  Unexercisable ($)
                                                         -----------    -------------   ---------------  -----------------
Dennis B. Gillings               0                  0        80,567         51,490       2,160,423          370,956
Santo J. Costa              73,762          2,317,260       141,659         40,203       1,033,361          268,213
Lawrence S. Lewin                0                  0        65,671         62,674          74,227           89,172
Ludo J. Reynders                 0                  0       151,966         28,207       3,364,438          169,706
David F. White                   0                  0             0         30,407               0          193,954
----------------------

 (1) The value of the options is based upon the difference between the exercise price and the closing price per share on December 31, 1997, $38.25.

                          Compensation Committee Report

         The Compensation Committee of the Board of Directors reviews and oversees the general compensation plans and policies of the Company and approves the individual compensation arrangements for the Company's executive officers.

Executive Compensation Philosophy

         The Company is committed to implementing a scheme of executive compensation which will contribute to the achievement of the Company's business objectives. Based on a study of the Company's executive compensation policies and procedures by a nationally recognized consulting firm, the Company has an executive compensation program which it believes:

         * Fulfills the Company's business and operating needs, comports with its general human resource strategies and enhances shareholder value.

         * Enables the Company to attract and retain the executive talent essential to the Company's achievement of its business objectives.

         * Rewards executives for accomplishment of pre-defined business goals and objectives.

         * Provides rewards consistent with gains in shareholder wealth so that executives will be financially advantaged when shareholders are similarly financially advantaged.

         * Reflects the evolving organizational structure of the Company, directly motivates executives to accomplish results within their range of influence and fosters team spirit among executives working towards a common goal.

         In implementing its compensation philosophy, the Company intends to provide compensation opportunities which are perceived to be generally comparable to those provided by similar companies in the contract research organization, biotechnology and pharmaceutical industries. This "peer group" is not the same group used for the industry comparison in the performance graph found in the "Comparison of Cumulative Return" section of this Proxy Statement; rather, it reflects the industry groups with which the Company competes for personnel.

Elements of Executive Compensation

         The Company's executive compensation program has four key components: base salary, annual performance awards, long-term incentive awards and benefits. Performance awards and long-term incentive awards are granted pursuant to the Company's executive compensation plan. These components combine fixed and variable elements to create a total compensation package which provides some income predictability while linking a significant portion of compensation to corporate, business unit and individual performance.

Base Salary

         Salary represents the fixed component of the Company's executive compensation program. Base salaries are set within ranges which are targeted around the competitive norm for similar companies in the contract research organization, biotechnology and pharmaceutical industries. Individual salaries may be above or below the competitive norm, depending on the executive's tenure in his position and performance. The Compensation Committee considers the following factors in approving adjustments to salary levels for the executive officers: (i) the relationship between current salary and appropriate internal and external salary comparisons, (ii) the average size of salary increases being granted by competitors, (iii) whether the responsibilities of the position have changed during the preceding year and (iv) the individual's performance as reflected in the overall manner in which his assigned role is carried out.

Annual Performance Awards

         Annual performance awards serve two functions in implementing the Company's executive compensation philosophy. First, annual incentives permit the Company to compensate officers directly for performance as measured by objective standards. Second, annual incentives also serve to focus executives on those activities which are most directly under their control and for which they should be held accountable.

         Each year, the Company establishes target performance award opportunities (expressed as a percentage of salary) which participants can expect to earn if all performance goals are fully achieved during the next fiscal year. Performance awards are proportionately increased or decreased from the target to reflect performance levels which exceed or fall below expectations.

         At the beginning of each year, specific performance goals are set for the Company and, each business unit and individual participant. For 1997, the Company determined that the best criteria for measurement of Company and business unit performance were operating surplus and net revenue, weighted at 60% and 40%, respectively. Individual performance goals are assigned annually relating to quality, productivity, expense control, innovation, personal management, etc. Individual performance is also assessed by subjective evaluation.

         Performance awards are linked to specific performance goals established by the Company. The executive compensation plan gives the Company's Compensation Committee the authority to award performance awards or reduce or entirely eliminate the performance awards. Performance awards may be made in cash, stock, stock options or a combination of each. Generally, the Compensation Committee awards cash awards to executive officers only to the extent operating surplus for the Company as a whole is in excess of target levels. In 1997, executive officer performance awards primarily were awarded in the form of nonqualified stock options, as described below.

         On December 31, 1997, the Company issued a total of 109,525 nonqualified stock options to the Company's executive officers at an exercise price of $38.25 per share, which equaled the closing price of the Company's Common Stock on December 31, 1997. Of the total of 109,525 shares issuable pursuant to these options, Dr. Gillings received options for 7,042 shares, Mr. Costa received options for 5,549 shares, Gregory D. Porter received options for 2,207 shares, Mr. Lewin received options for 4,465 shares, Dr. Reynders received options for 2,810 shares, and Ms. Selisker received options for 2,711 shares.

         In order to determine the number of options to be granted, the executive compensation plan performance award guidelines were used. The amount of the cash award derived from applying the criteria was then converted into stock options using the Black-Scholes method of option valuation. Using the Black-Scholes method, each option was valued at approximately $23.57. The stock options vested 100% on March 31, 1998.

         Performance award targets established for 1997 for the executive officers named in the Summary Compensation Table, other than Dr. Gillings, averaged 28.1% of the named executive officers' aggregate base salaries. Based upon the achievement of the named executive officers' individual and corporate performance goals, the value of actual bonus awards averaged 27.8% of their 1997 aggregate base salaries.

Long-Term Incentive Awards

         The long-term incentive component of the Company's compensation scheme is designed to motivate and reward executives for maximizing shareholder value and encourage the long-term employment of key employees. Long-term incentives primarily are provided pursuant to the Company's Equity Compensation Plan and the Nonqualified Stock Option Plan, which are administered by the Compensation Committee. Additional long-term incentive compensation is provided through the Company's Employee Stock Ownership Plan.

         When awarding long-term incentives pursuant to the Equity Compensation Plan and the Nonqualified Stock Option Plan, the Compensation Committee has established target award guidelines for each level of executive. These targets are designed to comport with compensation practices among mid-sized U.S. and international companies in general industry. Actual awards may vary from the target levels to account for unusual performance or potential or to meet special hiring or retention needs.

         In December 1997, the Compensation Committee approved grants of stock options to Dr. Gillings, Mr. Costa, Ms. Selisker, Mr. Porter, Mr. Lewin, Dr. Reynders, and Mr. White primarily as part of the Company's annual grant of stock options. The size of each award was determined in accordance with the target award guidelines discussed above. These options vest on the anniversaries of the grant date over a four year period (25% of the grant each year). Since these options carry exercise prices equal to the fair market value of the Company's Common Stock on the date of grant, the stock options have value only if the stock price appreciates from the value on the date the options were granted. This feature is intended to focus executives on the enhancement of shareholder value over the long-term and to encourage equity ownership in the Company.

Benefits

         Benefits offered to executives serve a different purpose than do the other elements of executive compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to provide a reasonable level of retirement income. Benefits offered to executives are largely those that are offered to the general employee population, with some variation primarily to promote tax efficiency.

Chief Executive Officer ("CEO") Compensation

         The Compensation Committee has adopted the policies described above with respect to Dr. Gillings, whose base salary rate at December 31, 1997 was $447,400 and whose performance award for 1997 (awarded in stock options) covered 7,042 shares of the Company's Common Stock. The size of performance award was based on the extent to which the Company achieved its operating surplus targets and net revenue targets, as well as Dr. Gillings' attainment of his individual goals. The value of this award represents 33.7% of Dr. Gillings' base salary. In addition, as more fully described below under the caption "Employment Agreements," Dr. Gillings received split-dollar life insurance benefits during 1997. The total of base salary, performance award opportunity and life insurance benefits was established by the Compensation Committee at the 75th percentile of comparable pay for Chief Executive Officers in the contract research organization, biotechnology and pharmaceutical industries. In setting this amount, the Compensation Committee took into consideration Dr. Gillings' industry experience and length of service, his vision, which has been instrumental to the growth and success of the Company, and his leadership ability, which resulted in the Company's successful public offerings and its acquisition program. Dr. Gillings also received options to purchase 16,971 shares of Common Stock pursuant to the executive compensation plan, consistent with the target award guidelines adopted by the Compensation Committee, as discussed above. In addition, Dr. Gillings received an allocation to his ESOP account in accordance with the terms of the ESOP.

 Policy With Respect to $1 Million Deduction Limit

         The Company has not awarded any compensation that is non-deductible under Section 162(m) of the Internal Revenue Code. That section imposes a $1 million limit on the U.S. corporate income tax deduction a publicly held company may claim for compensation paid to the named executive officers unless certain requirements are satisfied. In the event that the Compensation Committee considers approving compensation in the future which would exceed the $1 million deductibility threshold, the Compensation Committee will consider what actions, if any, should be taken to make such compensation deductible.

Conclusion

         The Compensation Committee believes that these executive compensation policies and programs effectively promote the Company's interests and enhance shareholder value.

                             COMPENSATION COMMITTEE

                           ROBERT C. BISHOP, CHAIRMAN
                              CHESTER W. DOUGLASS
                             VIRGINIA V. WELDON(1)











---------
(1) Dr. Weldon's participation on the Compensation Committee commenced after the Committee's consideration of the Company's 1997 executive compensation.

                      Comparison of Cumulative Total Return

         The following graph compares the cumulative total shareholder return on the Company's Common Stock since April 20, 1994, the effective date of the Company's initial public offering, through December 31, 1997, with the cumulative total return for the same period on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index. The graph assumes that at the beginning of the period indicated, $100 was invested in the Company's Common Stock and the stock of the companies comprising the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index and that all dividends were reinvested.


                                    [GRAPHIC]

    Comparison of Cumulative Total Return among Quintiles Transnational Corp.
           and the Nasdaq U.S. Stock and Nasdaq Health Service Indices

                                        4/20/94         12/31/94        12/31/95        12/31/96         12/31/97
                                        -------         --------        --------        --------         --------
Quintiles Transnational Corp.             $100            $150            $421            $679             $785
Nasdaq U.S. Stock Index                   $100            $107            $152            $187             $229
Nasdaq Health Service Index               $100            $108            $138            $138             $140

Employment Agreements

         The Company has entered into employment agreements with Dr. Gillings, Mr. Costa, Mr. Lewin, Mr. White and Dr. Reynders. During 1997, Mr. Haigh and the Company mutually terminated his employment agreement upon his retirement. The named executive officers are also eligible to participate in any bonus, stock option, pension, insurance, medical, dental, 401(k), disability and other plans generally made available to the Company's executives.

         The employment agreement for Dr. Gillings extends for three years from February 22, 1994 and automatically renews for additional and successive one year terms unless either party provides 90 days' notice of their intent to terminate prior to the expiration of the then-current term. The agreement terminates upon Dr. Gillings' death, upon notice by the Company if Dr. Gillings becomes permanently disabled, upon notice by the Company for cause, upon notice by Dr. Gillings in the event of a change in control, as defined in his employment agreement (provided Dr. Gillings terminates his employment within one year following such change in control), upon notice by Dr. Gillings in the event of the Company's material breach or improper termination of the employment agreement and upon notice by Dr. Gillings if Dr. Gillings is not elected Chairman of the Board and Chief Executive Officer of the Company. The agreement provides for severance payments and continuation of benefits in the event Dr. Gillings' termination is for permanent disability, change in control, breach or improper termination by the Company, or for a change in position. In such events, the Company must pay Dr. Gillings or his estate or beneficiaries his full base salary then in effect and other benefits under the agreement for the lesser of three years or the term of the non-compete covenant provided in the agreement. The Company is not obligated to make any payments or provide benefits to Dr. Gillings if the termination is for cause. The agreement includes a three year (or such lesser period as the Board determines, but in no event less than one year) non-compete provision pursuant to which Dr. Gillings cannot compete with the Company in any geographic area in which the Company does business and cannot solicit or interfere with the Company's relationship with any person or entity doing business with the Company, or offer employment to any person employed by the Company in the one year period prior to Dr. Gillings' termination of employment. The agreement prohibits disclosure of any confidential information acquired during the period of employment with the Company.

         The Company entered into split-dollar life insurance agreements as of May 16, 1996 with certain trusts (each a "Trust") created by Dr. Gillings, pursuant to which the Company and the Trusts will share in the premium costs of certain variable and whole life insurance policies (each a "Policy") that pay an aggregate death benefit to the Trusts upon the death of Dr. Gillings or his wife, Joan Gillings, whichever occurs later. The Trusts pay premiums on the Policies as if each Policy were a one year term life policy, and the Company pays the remaining premiums. The Company may cause this arrangement to be terminated at any time upon 30 days' notice. Upon termination of the arrangement, surrender of a Policy, or payment of the death benefit under a Policy, the Company is entitled to repayment of an amount equal to the cumulative premiums previously paid by the Company thereunder, with all remaining amounts going to the Trust. Upon any surrender of a Policy, the liability of the related Trust to the Company is limited to the cash value of the Policy. See footnotes (3) and (6) to the "Summary Compensation Table" above for additional information on premium payments made by the Company under the Policy.

         Mr. Haigh resigned and his employment agreement terminated by mutual consent as of July 31, 1997. Pursuant to the agreement and a separate non-compete deed, for a period of five years from November 29, 1996 Mr. Haigh cannot compete with the Company in the United Kingdom, the Federal Republic of Germany or the United States and cannot solicit or interfere with the Company's relationship with any person or entity doing business with the Company, or offer employment to any person employed by the Company in the one-year period prior to Mr. Haigh's termination of employment. The agreement and the deed prohibit disclosure of any confidential information acquired during his period of employment with the Company. In connection with Mr. Haigh's resignation, the Company paid (pound)208,000 to the trustees of a pension scheme nominated by Mr. Haigh, and Mr. Haigh purchased his automobile from the Company for (pound)55,000.

         On April 1, 1994, Mr. Costa became President and Chief Operating Officer of the Company. His employment agreement, as amended on November 4, 1994, extends for a three year term, beginning February 22, 1994, and automatically renews for additional and successive one year terms unless either party provides 90 days' notice of their intent to terminate prior to the expiration of the then-current term. The agreement terminates upon the death of Mr. Costa, upon notice by the Company if Mr. Costa becomes permanently disabled, upon notice by the Company for cause, upon notice by Mr. Costa in the event of a change in control, as defined in his employment agreement (provided Mr. Costa terminates his employment six months after but within one year following such change in control), upon notice by Mr. Costa in the event of the Company's material breach, upon notice by Mr. Costa if Mr. Costa is not appointed President and Chief Operating Officer of the Company and upon the expiration of an uninterrupted period of at least six months if Mr. Costa is required to perform his duties at a location outside of the Research Triangle Park, North Carolina region or his duties are substantially diminished. The agreement provides for severance payments and continuation of benefits in the event Mr. Costa terminates the agreement due to permanent disability, change in control, breach by the Company, change in position or relocation, in the event it is terminated by the Company for any reason other than for cause, or upon expiration of its term. In such events, the Company must pay Mr. Costa, or his estate or beneficiaries, his full base salary then in effect for two years and other benefits under the agreement, subject to certain limitations and exceptions. The Company is not obligated to make any payments or provide benefits to Mr. Costa if the termination is for cause. The agreement includes a one-year non-compete provision following termination of employment and prohibits disclosure of confidential information.

         The employment agreement between Mr. Lewin and The Lewin Group, Inc. (the "Lewin Group") (a wholly-owned subsidiary of the Company) extends for three years from April 18, 1996 and automatically renews for additional and successive one year terms unless either party provides 90 days' notice of their intent to terminate prior to the expiration of the then-current term. The agreement terminates upon Mr. Lewin's death, in the event of Mr. Lewin's total disability, upon notice by the Lewin Group for cause, or at the option of Mr. Lewin, upon the sale by the Company of all or substantially all of the assets of the Lewin Group to any entity other than an affiliate of the Company. If the Lewin Group terminates Mr. Lewin's employment for any reason other than those listed above, or Mr. Lewin terminates his own employment due to a breach of the employment agreement by the Lewin Group, Mr. Lewin is entitled to his salary for the remaining term of the employment agreement, plus, upon release of the Lewin Group from obligations under the employment agreement, the greater of one year's salary or the standard severance pay in effect, if any, at the time of termination. If the Lewin Group decides not to renew the term of the employment agreement, Mr. Lewin is entitled to the greater of one year's salary or the standard severance pay in effect, if any, at the time of nonrenewal. The agreement includes a non-compete provision for a term, ending at the later of five years from April 18, 1996 or one year after termination of employment, pursuant to which Mr. Lewin cannot, without the prior written consent of the Lewin Group, compete with the Lewin Group or its affiliates, including the Company (the "Lewin Affiliates"), in any geographic area in which the Lewin Group or any Lewin Affiliate does business (subject to certain specified exceptions) and cannot solicit or interfere with the Lewin Group's or any Lewin Affiliate's relationship with any person or group doing business with the Lewin Group or any Lewin Affiliate or offer employment to any person employed by the Lewin Group or any Lewin Affiliate in the one year period prior to Mr. Lewin's termination of employment. The agreement prohibits disclosure of any confidential information acquired during the period of employment with the Lewin Group or any Lewin Affiliate. The agreement also provides that upon the request of the Lewin Group, Mr. Lewin will serve as a consultant to the Lewin Group or any Lewin Affiliate, for a one year term after the termination of the employment relationship.

         Dr. Reynders' employment agreement terminates upon either party providing the other with twelve months' written notice. The employment agreement with Dr. Reynders is terminable by the Company for cause. Dr. Reynders' employment agreement provides that a minimum of 210 working days in each calendar year must be spent in the discharge of his duties thereunder. Dr. Reynders' employment agreement provides that he will not be connected with any business similar to the Company's business within one year after his employment terminates with the Company unless he has received the Company's consent. In addition, for the year following termination, the agreement prohibits Dr. Reynders from recruiting any individual employed by the Company during the year prior to termination. The agreement also prohibits solicitation or interference with the Company's relationship with any person or entity doing business with the Company at any time during the year prior to termination. Dr. Reynders' agreement contains a confidentiality provision that prohibits disclosure of confidential information regarding the Company.

         Mr. White's employment agreement extends until Mr. White's 65th birthday, unless it is terminated sooner by either Mr. White or the Company upon 12 months' prior notice. The Company may terminate Mr. White immediately upon written notice in the event of his incapacity, bankruptcy or resignation from any office he holds in the Company or for cause. Mr. White's employment agreement prohibits disclosure of confidential information acquired during his employment. The employment agreement also prohibits Mr. White from having any interest in any business other than the Company during the term of his employment without the prior consent of the Board of Directors, other than equity investments in public companies which represent less than 5% of the voting power of each such entity or any pre-existing business interest that is not competitive with the Company and does not interfere with Mr. White's ability to perform his duties on behalf of the Company. For a period of 18 months following termination of the agreement, the agreement prohibits Mr. White from competing with the Company in the United Kingdom, the Channel Islands, the Isle of Man, the Federal Republic of Germany and the United States. In addition, for a two year period following such termination, Mr. White cannot (i) solicit or provide competitive services to any person or entity who was a customer of the Company in the two year period preceding termination of the agreement, (ii) interfere with the Company's relationship with its suppliers or (iii) solicit, interfere with or offer employment to any person employed by the Company.

                              CERTAIN TRANSACTIONS

         Prior to March 15, 1995, Mr. Pappas and the Company were parties to a consulting agreement dated July 11, 1994. Effective March 15, 1995, A.M. Pappas & Associates, LLC ("AMP&A") entered into a new Consulting Agreement with the Company (the "1995 Consulting Agreement"). The 1995 Consulting Agreement superseded the July 11, 1994 consulting agreement. In compliance with the terms of the 1995 Consulting Agreement, the Company granted Mr. Pappas stock options on March 15, 1995 covering 40,000 shares of the Company's Common Stock at an exercise price of $8.75 per share which vested 50% on March 15, 1995, 75% on March 15, 1996 and 100% on March 15, 1997. Fifty percent of the fees invoiced during any twelve-month period are deemed satisfied by the stock options granted on March 15, 1995 as described above up to a maximum of $100,000 per twelve-month period. The minimum aggregate consulting fee (exclusive of expenses) is $200,000 per twelve-month period. AMP&A has agreed not to invoice the Company for fees in excess of $220,000 per twelve-month period without the Company's prior consent. The Company has agreed to reimburse AMP&A for all reasonable out-of-pocket and administrative expenses incurred in performing under the 1995 Consulting Agreement. In 1997, pursuant to the 1995 Consulting Agreement, the Company incurred consultancy fees of $136,696 payable in cash, plus expenses of $54,590.

         In November 1997, the Company signed a preferred provider agreement with The Cleveland Clinic Foundation, pursuant to which The Cleveland Clinic will work with the Company as a preferred provider for investigator services in certain therapeutic areas, including cardiology, AIDS, cancer and molecular genetics, and the Company will work with The Cleveland Clinic as a preferred provider for contract drug development services. In addition, The Cleveland Clinic Foundation purchased 300,000 shares of the Company's Common Stock from the Company for aggregate consideration of $11.0 million in a November 1997 private placement. Dr. Topol is Chairman of the Department of Cardiology and a co-director of the Heart Center at The Cleveland Clinic.

                          PROPOSAL TWO: RATIFICATION OF
                    AN INCREASE IN SHARES UNDER THE COMPANY'S
                          EMPLOYEE STOCK PURCHASE PLAN

         At the 1997 Annual Meeting, the shareholders of the Company approved the Employee Stock Purchase Plan (the "Plan") effective as of October 1, 1996. The Plan provides eligible employees of the Company and its subsidiaries with an opportunity to purchase shares of the Company's Common Stock at a 15% discount through regular payroll deductions. The Company previously reserved 200,000 shares of the Company's Common Stock for issuance under the Plan.

         Because the Plan was so well-received by employees, the shareholders are being asked to ratify an increase in the aggregate number of shares reserved for issuance under the Plan from 200,000 to 500,000. This increase was approved by the Board of Directors on March 25, 1998. As of December 31, 1997, 90,600 shares were issued under the Plan.

         The essential features of the Plan are outlined below. This outline is qualified in its entirety by the provisions of the Plan, a copy of which has been filed by the Company with the Securities and Exchange Commission and is incorporated herein by reference.

Eligibility and Participation; Administration

         Each current full-time, part-time or temporary employee who has completed six consecutive months of employment with the Company or any eligible subsidiary of the Company is eligible to participate in the Plan. However, no employee shall be granted an option to purchase shares of Common Stock under the Plan (a) if, immediately after the grant, the employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, or (b) which permits the employee's rights to purchase stock under all stock purchase plans of the Company to accrue at a rate which exceeds $25,000 of fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. Initially, only employees of the Company's United States subsidiaries will be eligible to participate in the Plan. As of December 31, 1997, there were approximately 1,000 such employees.

         An eligible employee may become a participant in the Plan by submitting an authorization for payroll deductions prior to the commencement of any quarterly offering under the Plan. Each participant may elect payroll deductions of 0% or any whole percentage from 1% to 15% of such participant's compensation (exclusive of bonus payments, expense allowances and compensation paid in a form other than cash). Payroll deductions elected by a participant will be credited to an account established for the participant under the Plan. A participant may not make any separate cash payment to his or her account. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose and will be subject to the claims of the Company's creditors. The Plan will be implemented through four quarterly offerings each calendar year. On the first day of each offering, each participant will be deemed to have been granted an option to purchase a number of shares of Common Stock equal to the accumulated payroll deductions that will be made during the offering divided by the applicable option price per share of Common Stock. The option price will be 85% of the lower of the closing price per share of Common Stock on the first or last day of the offering. On the last day of the offering, each participant will be deemed to have exercised his or her option for the number of full shares of Common Stock which his or her accumulated payroll deductions will purchase at the applicable option price. Fractional shares will not be issued under the Plan. Any accumulated payroll deductions which would have been used to purchase fractional shares will be held for the purchase of Common Stock in the next offering, without interest. A participant may change his or her future payroll deductions or stop participating in the Plan at any time. Purchase rights are not transferable except by will or by the laws of descent and distribution. Purchase rights are subject to appropriate and proportionate adjustments in the event of any reorganization, merger, consolidation, recapitalization, reclassification, stock split, reverse stock split or similar transaction affecting the Company's Common Stock. The Plan is administered by the Compensation Committee.

Amendment and Termination

         The Plan may be amended or terminated by the Board of Directors of the Company at any time; provided, however, that the Board of Directors may not amend the plan to change (i) the aggregate number of shares of Common Stock which may be issued under the Plan or (ii) the class of employees eligible to participate in the Plan (other than to designate additional subsidiaries as eligible to participate) without the approval of the shareholders, and may not terminate the Plan in a manner that would adversely affect a participant's rights thereunder without such participant's consent.

Certain Federal Tax Consequences

         The Plan is intended to comply with the requirements governing employee stock purchase plans set forth in the Internal Revenue Code of 1986, as amended (the "Code"). Certain favorable tax consequences are afforded purchasers of stock pursuant to an employee stock purchase plan meeting those requirements. If a participant acquires stock under such a plan and holds it for a period of more than two years from the date the option is granted and more than one year from the date the option is exercised, the participant will not realize any ordinary income on exercises but will realize ordinary income upon the disposition of such stock to the extent of the excess of the fair market value of such stock at the time the option was granted over its option price (which in the Plan would be the amount of the 15% reduction in price), and the participant would report any additional gain as capital gain. If such stock is disposed of when its fair market value is less than its fair market value at the time the option was granted, the amount of ordinary income is limited to the excess of the fair market value at the time of disposition over the option price. Neither the grant of an option under an employee stock purchase plan meeting the requirements in the Code nor the exercise of such an option has tax consequences to the Company. If a participant disposes of stock acquired pursuant to such an option within two years from the date the option is granted or one year from the date the option is exercised, the participant must report as ordinary income the difference between the option price and the fair market value of the stock at the time the option is exercised, and the Company may take an income tax deduction in that amount.

Required Vote

         Assuming the presence of a quorum, ratification of an amendment to the Plan requires approval by the affirmative vote, either in person or by proxy, of at least a majority of all shares of the Company's Common Stock voted at the Annual Meeting. The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the votes entitled to be cast at such meeting will constitute a quorum for the transaction of business. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, under North Carolina corporate law, abstentions are treated as non-votes in determining whether shareholders have approved a proposal. If the increase in the number of shares is not ratified by the shareholders, the Board will reconsider the amendment.

The Board of Directors recommends that the shareholders vote FOR the ratification of the increase in the number of shares reserved under the Company's Employee Stock Purchase Plan.

                     PROPOSAL 3: RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS

         Pursuant to the recommendation of the Audit Committee, the Executive Committee of the Board of Directors has appointed Arthur Andersen LLP as independent accountants for fiscal year 1998 to replace Ernst & Young LLP. Ernst & Young LLP served as independent auditors for the Company from 1990 through 1997. Ernst & Young LLP was notified on February 26, 1998 that the Company was changing independent public accountants.

         During the Company's two most recent fiscal years ended December 31, 1997, and the subsequent interim period, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreements in connection with their opinion.

         The audit reports of Ernst & Young LLP on the consolidated financial statements of the Company for the years ended December 31, 1996 and 1997 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. At the Company's request, Ernst & Young LLP provided the Company with a letter to the Securities and Exchange Commission, dated March 20, 1998, a copy of which was filed as an exhibit to the Company's Current Report on Form 8-K dated February 26, 1998, as amended on March 20, 1998, pursuant to which Ernst & Young LLP agrees with the above statements.

         Although shareholder approval is not required, the Company desires to obtain from the shareholders an indication of their approval or disapproval of the Board's action in appointing Arthur Andersen LLP as the independent accountants of the Company and its subsidiaries. If the shareholders do not ratify this appointment, such appointment will be reconsidered by the Audit Committee and the Board of Directors. The proxy will be voted as specified, and if no specification is made, the proxy will be cast "For" this proposal.

         A representative of Arthur Andersen LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to questions. Ernst & Young does not plan to have a representative present at the Annual Meeting.

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of Arthur Andersen LLP for fiscal year 1998.

                                  SECTION 16(A)
                    BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the report forms that were filed, the Company believes that during 1997 all filing requirements applicable to its executive officers and directors were complied with except that each of Dr. Reynders and Dr. Knott reported late to the Securities and Exchange Commission the acquisition of non-qualified options to purchase shares of Common Stock granted in September 1995 and January 1997, respectively. Dr. Reynders reported this grant on a Form 5 filed for the year ended December 31, 1997 and Dr. Knott reported this grant on a Form 4 filed for January 1998. In addition, Mr. Haigh reported late to the Securities and Exchange Commission six sale transactions effected during 1997 with respect to shares deemed to be beneficially owned by him. Mr. Haigh reported these transactions on a Form 5 filed late for the year ended December 31, 1997.

                                  MISCELLANEOUS

         Shareholders may obtain a copy of the Company's 1997 Annual Report on Form 10-K without charge upon written request to Greg Connors, Vice President, Corporate Development, Quintiles Transnational Corp., 4709 Creekstone Drive, Suite 200, Durham, North Carolina 27703-8411.

                     SUBMISSION OF SHAREHOLDER PROPOSALS FOR
                       1999 ANNUAL MEETING OF SHAREHOLDERS

         Any proposals which shareholders intend to present for a vote of shareholders at the 1999 Annual Meeting of Shareholders and which such shareholders desire to have included in the Company's Proxy Statement and form of proxy relating to that meeting must be sent to the Company's principal executive offices, marked to the attention of the Secretary of the Company, and received by the Company at such offices on or before December 1, 1998. The determination by the Company of whether it will oppose inclusion of any proposal in its Proxy Statement and form of proxy will be made on a case-by-case basis in accordance with its judgment and the rules and regulations promulgated by the Securities and Exchange Commission. Proposals received after December 1, 1998 will not be considered for inclusion in the Company's proxy materials for its 1999 Annual Meeting.

                                    By Order of the Board of Directors

                                    Gregory D. Porter
                                    Executive Vice President,
                                    Chief Administrative and
                                    Legal Officer and Secretary

Durham, North Carolina
April 2, 1998

                                                                      APPENDIX A
                         QUINTILES TRANSNATIONAL CORP.

  PROXY FOR ANNUAL MEETING OF SHAREHOLDERS SOLICITED BY THE BOARD OF DIRECTORS

   The undersigned hereby appoints Dennis B. Gillings, Ph.D. and Santo J. Costa and each of them as attorney and proxy of the undersigned, each with the full power of substitution, to represent the undersigned and to vote all of the shares of stock in Quintiles Transnational Corp. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Marriott at Research Triangle Park, 4700 Guardian Dr., Durham, North Carolina 27703 on Wednesday, May 6, 1998 at 5:30 p.m., Eastern Daylight Savings Time, and any adjournments thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournment thereof.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS LISTED BELOW.

1. Election of Class I Directors
     [ ] FOR all nominees listed below        [ ] WITHHOLD AUTHORITY to vote
         (except as marked to the contrary).      for all nominees listed below.

   Robert C. Bishop, Ph.D., Santo J. Costa, Arthur M. Pappas, Ludo J. Reynders,
                              Ph.D. and E.G.F. Brown

   INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:

   -----------------------------------------------------------------------------

2. Election of Class III Directors
     [ ] FOR all nominees listed below        [ ] WITHHOLD AUTHORITY to vote
         (except as marked to the contrary).      for all nominees listed below.

                    David F. White and Virginia V. Weldon, M.D.

   INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:

   -----------------------------------------------------------------------------

3. Election of Class II Director
     [ ] FOR the nominee listed below         [ ] WITHHOLD AUTHORITY to vote for
                                                  the nominee listed below.

                                Eric J. Topol, M.D.
                                     (Continued and to be signed on the reverse)

                          (Continued from other side)

4. Ratify an increase in the number of shares reserved for issuance under the Company's Employee Stock Purchase Plan

                    [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

5. Ratify appointment of Arthur Andersen LLP as independent auditors for the Company and its subsidiaries for the fiscal year ending December 31, 1998

                    [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.

                                           Date                           , 1998
                                               ---------------------------
                                                  (Be sure to date Proxy)

                                           -------------------------------------
                                           Signature and title, if applicable

                                           -------------------------------------
                                           Signature if held jointly

                                           WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                           ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                           PLEASE GIVE FULL TITLE AS SUCH. IF A
                                           CORPORATION, PLEASE SIGN THE FULL
                                           CORPORATE NAME BY THE PRESIDENT OR
                                           OTHER AUTHORIZED OFFICER. IF A
                                           PARTNERSHIP, PLEASE SIGN IN THE
                                           PARTNERSHIP NAME BY AN AUTHORIZED
                                           PERSON.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.